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PERFORMANT FINANCIAL CORPORATION
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Performant Financial Corporation
333 North Canyons Parkway
Livermore, California 94551

April 24, 2019
Dear Stockholder:
You are cordially invited to attend Performant Financial Corporation’s 2019 Annual Meeting of Stockholders on Tuesday, June 4, 2019. The Annual Meeting will begin promptly at 10:00 AM, P.D.T., at the Courtyard by Marriott located at 2929 Constitution Drive, Livermore, California, 94551.
The formal Notice of the Annual Meeting of Stockholders and the Proxy Statement have been provided as part of this invitation.
Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders over the internet. As a result, most of our stockholders will receive in the mail a notice regarding availability of the proxy materials for the annual meeting on the internet instead of paper copies of those materials. The notice contains instructions on how to access the proxy materials over the Internet and instructions on how stockholders can receive paper copies of the proxy materials, including a proxy or voting instruction form. This process expedites stockholders’ receipt of proxy materials and lowers the cost of our annual meeting.
It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please vote your shares in accordance with the enclosed proxy materials. Your shares cannot be voted unless you sign, date and return the enclosed proxy, submit your proxy by telephone or the internet, or attend the Annual Meeting in person.
I look forward to seeing you on June 4, 2019.
Sincerely,

/s/ Lisa C. Im
Lisa C. Im
Chief Executive Officer

PERFORMANT FINANCIAL CORPORATION
333 North Canyons Parkway
Livermore, California 94551

Notice of Annual Meeting of Stockholders
to be held June 4, 2019

To the Stockholders of Performant Financial Corporation:
The 2019 Annual Meeting of Stockholders of Performant Financial Corporation, a Delaware corporation (the “Company”), will be held at the Courtyard by Marriott located at 2929 Constitution Drive, Livermore, California, 94551, on Tuesday, June 4, 2019, at 10:00 AM, P.D.T. We are holding the Annual Meeting to:

•	Elect two Class I directors to serve until the 2022 Annual Meeting of Stockholders or until their successors are elected and qualified; and

•	Ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2019.
We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
We have selected April 16, 2019, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements thereof.
By Order of the Board of Directors
/s/ Lisa C. Im
Lisa C. Im
Chief Executive Officer and Secretary
April 24, 2019
YOUR VOTE IS VERY IMPORTANT
Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy. If you do not attend the Annual Meeting in person you may vote your shares by proxy over the internet, by telephone or by mail. Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

PERFORMANT FINANCIAL CORPORATION
333 North Canyons Parkway
Livermore, California 94551

PROXY STATEMENT

Annual Meeting of Stockholders
June 4, 2019
This proxy statement is being furnished to stockholders of Performant Financial Corporation in connection with the solicitation of proxies by our board of directors for use at our 2019 Annual Meeting of Stockholders, which is described below.
References to the “Company,” “we,” “us” or “our” throughout this proxy statement mean Performant Financial Corporation.
This proxy statement and accompanying form of proxy are made available to stockholders on or about April 24, 2019.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The 2019 Annual Meeting of Stockholders will be held on Tuesday, June 4, 2019, at 10:00 AM, P.D.T., at the Courtyard by Marriott located at 2929 Constitution Drive, Livermore, California, 94551.
What items will be voted on at the Annual Meeting?
The purpose of the Annual Meeting is to:

•	Elect two Class I directors to serve until the 2022 Annual Meeting of Stockholders or until their successors are elected and qualified; and

•	Ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2019.
We will also transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
How does the board of directors recommend that I vote?
Our board of directors unanimously recommends that you vote:

•	FOR the two director nominees; and

•	FOR the ratification of the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2019.

Who is entitled to vote at the Annual Meeting?
Stockholders at the close of business on April 16, 2019, the record date for the Annual Meeting, may vote at the Annual Meeting. Each stockholder is entitled to one vote per share held as of the record date for each of the director nominees to be elected and one vote per share held as of the record date on ratification of the appointment of our auditor and any other matter presented.
Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?
Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.
How do I vote my shares?
You may vote your shares in one of several ways, depending upon how you own your shares.
Shares registered directly in your name with Performant Financial Corporation (through our transfer agent, American Stock Transfer & Trust Company, LLC):

•	Via Internet: Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards.

•	By Telephone: Stockholders of record may submit proxies by following the telephone voting instructions on each proxy card.

•
In Writing: Stockholders of record may submit proxies by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated directors and “FOR” the ratification of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2019.

•
In Person at the Annual Meeting: Stockholders of record may vote by attending the Annual Meeting on Tuesday, June 4, 2019, at 10:00 AM, P.D.T., at the Courtyard by Marriott located at 2929 Constitution Drive, Livermore, California, 94551. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares of common stock held in “street” or “nominee” name (through a bank, broker or other nominee):

•
You may receive a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the bank, broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

•
If you own shares in “street name” through a broker and do not instruct your broker how to vote, your broker may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, only the proposal to ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2019 is considered to be “routine.” The election of the director nominees is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be voted on the election of the director nominees. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

If you vote via the internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the internet and telephone voting facilities to vote your shares will vote:

•	FOR each of the director nominees; and

•	FOR the ratification of the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2019.
How do I change or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling the number located on your proxy card and following the instructions or via the internet by going to the internet address on your proxy card and following the instructions.
If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.
What constitutes a quorum for purposes of the Annual Meeting?
On April 16, 2019, the record date, we had 53,146,350 shares of Common Stock outstanding. Voting can only take place at the Annual Meeting if the holders of a majority of the total number of shares of the Common Stock issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Both abstentions and broker non-votes will be treated as present for purposes of determining the existence of a quorum.
How are votes counted?
In the election of the nominee directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposals 2, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN” as to Proposal 2 the abstention has the same effect as a vote “AGAINST” the proposal.
If you provide specific instructions as discussed above, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the director nominees, “FOR” the ratification of the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2019 and in the discretion of the proxy holders on any other matters that may properly come before the meeting).
Is cumulative voting permitted for the election of directors?
Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.
What vote is required to approve each item?
Our Bylaws provide that a plurality of the votes cast at the meeting is required to elect directors. This means that the two nominees for director receiving the highest number of votes cast will be elected. An abstention or a broker non-vote will not have any effect on the election of directors.
The affirmative vote of a majority of the voting power of the Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2019. Abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.

The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. If you hold shares beneficially in street name and do not vote your shares, your broker or nominee can vote your shares at its discretion only on Proposal 2. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.
Can I attend the Annual Meeting in person?
We cordially invite and encourage all of our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. Evidence of share ownership may be in the form of a valid stock certificate or an account statement from our transfer agent or from a bank, broker or other nominee that evidences ownership as of the record date. Note that in order to vote at the meeting, beneficial owners who own shares in “street name” must present a legal proxy from the record holder of the shares. Stockholders of record must bring a copy of the proxy card in order to be admitted to the Annual Meeting. You should also be prepared to present photo identification for admittance.
Will any other matters be presented at the Annual Meeting?
We do not expect any matters, other than those included in this proxy statement, to be presented at the 2019 Annual Meeting of Stockholders because the deadline set forth in our bylaws for nominations for election as a director or to propose other business has already passed. Nonetheless, if you execute and deliver a proxy in the form provided and other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on any other matters that come before the annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our board of directors is divided into three classes serving staggered three-year terms. The nominees listed below have been nominated by our board of directors at the recommendation of our nominating and governance committee in accordance with its charter, our Amended and Restated Bylaws and Corporate Governance Guidelines. All of the nominees are currently members of the board of directors. We have no reason to believe that these nominees will be unable to serve as directors. If any of the nominees become unable to serve as a director before the meeting (or decide not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the board of directors or we may reduce the number of members of the board of directors. We recommend a vote FOR the nominees listed below.
Nominees for Election at This Meeting for a Term Expiring in 2022 (Class I)
Todd R. Ford has served as a member of our board of directors since October 2011. Since May 2015 he has served as the chief financial officer of Coupa Software. Prior to that he served as the Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises, from December 2013 to May 2015. From June 2012 to July 2013, Mr. Ford served as the co-Chief Executive Officer and Chief Operating Officer of Canara, Inc., a provider of power systems infrastructure and predictive services. From July 2007 to December 2013, Mr. Ford also served as the Managing Director of Broken Arrow Capital, a venture capital firm he founded in July 2007. From April 2006 to May 2007, Mr. Ford served as President of Rackable Systems, Inc., a manufacturer of server and storage products for large-scale data center deployments (subsequently named Silicon Graphics International Corporation) and from December 2002 to April 2006, he served as Chief Financial Officer of Rackable Systems. Mr. Ford received a Bachelor’s degree in Accounting from Santa Clara University. Mr. Ford’s executive experience with public companies, as well as his expertise in growing technology companies, provides valuable insight for the members of our board of directors.
Brian P. Golson has served as a member of our board of directors since January 2008. Mr. Golson is the managing partner of Parthenon Capital Partners and has been with Parthenon since 2002. Prior to Parthenon, Mr. Golson held leadership positions with Everdream and GE Capital. Mr. Golson received a Bachelor’s degree in Economics from the University of North Carolina, Chapel Hill and a Master of Business Administration from Harvard University. Mr. Golson’s strategic, financial and mergers and acquisition experience provides valuable insight for the members of our board of directors.

Our Bylaws provide that a plurality of the votes cast at the meeting is required to elect directors. This means that the nominees for director receiving the highest number of votes cast will be elected. An abstention or a broker non-vote will not have any effect on the election of directors.
Unless authority is withheld, the persons named as proxies in the accompanying proxy will vote for the election of the nominees named above.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NAMED NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS
Our executive officers and directors, and their ages and positions as of April 16, 2019, are as set forth below:

Name	Age	Position
Lisa C. Im	54	Chief Executive Officer and Board Chair
Harold T. Leach, Jr.	61	Chief Compliance Officer
Ian A. Johnston	64	Vice President and Chief Accounting Officer
Simeon M. Kohl	52	Vice President of Healthcare
Todd R. Ford (1)(2)(3)	52	Director
Brian P. Golson	48	Director
Bruce E. Hansen (1)(3)	60	Director
William D. Hansen (1)(2)	59	Director
Bradley M. Fluegel (2)(3)	57	Director
(1)    Member of the audit committee.
(2)    Member of the compensation committee.
(3)    Member of the nominating and governance committee.
Board of Directors
Below is additional biographical information about our directors, other than directors nominated for re-election at the Annual Meeting:

Directors Continuing in Office until 2020 (Class II)
William D. Hansen has served as a member of our board of directors since December 2011. Since July 2013, Mr. Hansen has served as chief executive officer and president of Strada Education Network, formerly called USA Funds, a non-profit organization focused on higher education and workforce challenges. From July 2011 through July 2013, Mr. Hansen served as the chief executive officer of Madison Education Group, LLC, an education-related consulting firm. From July 2009 to December 2010, he served as the president of Scantron Corporation, a provider of assessment and survey solutions. Mr. Hansen also served as the chairman of Scantron Corporation from September 2010 to July 2011. Mr. Hansen held various leadership positions at Chartwell Education Group, LLC, an education-related consulting firm, from July 2005 to July 2009, including chief executive officer and senior managing director. Mr. Hansen served as the Deputy Secretary at the United States Department of Education from May 2001 to July 2003. He served as a director of the First Marblehead Corporation from 2003 until that company was acquired in 2016. Mr. Hansen received a Bachelor’s degree in Economics from George Mason University. Mr. Hansen’s extensive experience in the student loan market provides valuable insight for the members of our board of directors.
Directors Continuing in Office until 2021 (Class III)
Lisa C. Im has served as our Chief Executive Officer since April 2004 and as a member of our board of directors since January 2004. Ms. Im was elected by our board of directors to serve as the Chair of the board of directors in August 2014. From 2002 to 2004, she was Managing Director and Chief Financial Officer of our predecessor before it was acquired by Parthenon Capital Partners. From 1996 to 2002, Ms. Im was with Bestfoods Corporation, a food products manufacturer, where she gained broad experience including in general management as well as executive financial positions for various regions of Bestfoods Corporation. Ms. Im received a Bachelor of Business Administration in Marketing from Loma Linda

University and a Master of Business Administration in Finance from California State University, East Bay. Ms. Im’s experiences and perspectives as our Chief Executive Officer led to the conclusion that she should serve as a member of our board of directors.
Bradley M. Fluegel has served as a member of our board of directors since February 2014. Mr. Fluegel served as a Senior Vice President for Walgreen Co. from October 2012 to January 2018. From April 2011 to September 2012, Mr. Fluegel served as executive in residence at Health Evolution Partners, a healthcare private equity firm. Mr. Fluegel served as executive vice president and chief strategy and external affairs officer of WellPoint, Inc. from September 2007 to December 2010. Prior to that, Mr. Fluegel served as senior vice president of national accounts and vice president, enterprise strategy at Aetna.  Mr. Fluegel received a Master’s degree in Public Policy from Harvard University’s Kennedy School of Government and a Bachelor of Arts in Business Administration from the University of Washington. He also serves as a lecturer at the University of Pennsylvania’s Wharton School of Business. Mr. Fluegel’s extensive experience with leading companies in the healthcare market provides valuable insight for the members of our board of directors.
Bruce E. Hansen has served as a member of our board of directors since April 2013. In March 2002, he co-founded ID Analytics and led the company as its Chair and Chief Executive Officer until its sale to LifeLock in March 2012. Prior to founding ID Analytics, he was President of HNC Software Inc., a provider of analytic software solutions for financial services, telecommunications and healthcare firms. Mr. Hansen has served as a director of Mitek Systems, Inc. (NASDAQ: MITK) since October 2012 and as a director of Verisk Analytics (NASDAQ: VRSK) since May 2015. He has served as Chair of the Board of Directors for the San Diego Software Industry Council for many years and is also a past member of the San Diego American Electronics Association Technology CEO Board. Mr. Hansen holds a Bachelor's degree in Economics from Harvard University and a Master of Business Administration in Finance from the University of Chicago. Mr. Hansen’s extensive experience in leading companies in the financial services, big data, and analytics markets provides valuable insight for the members of our board of directors.
Director Compensation
Our non-employee, independent directors receive an annual retainer of $30,000, prorated for partial service in any year and paid in cash. The non-employee, independent members of our audit committee, compensation committee and nominating and governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $10,000, $6,000 and $5,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and governance committee each receive an additional annual retainer of $20,000, $12,000 and $10,000, respectively. Mr. Golson’s cash compensation is paid to Parthenon Capital Partners at Mr. Golson’s direction.
Our non-employee, independent directors other than Mr. Golson also receive an annual grant of restricted stock units valued at $75,000, vesting in full on the date of the following annual meeting of stockholders or upon a change of control. Mr. Golson receives a conditional cash award of $75,000, vesting upon the same events as the restricted stock units granted to other non-employee, independent directors, and will be paid to Parthenon Capital Partners at Mr. Golson’s direction. New directors are granted restricted stock units valued at $100,000 upon election to the board, vesting ratably over four years or upon a change of control. Our directors do not receive additional fees for attendance at a meeting of our board of directors or a committee of the board.
The table below summarizes the compensation paid by the Company to our non-employee independent directors for the fiscal year ended December 31, 2018. Because Mr. Golson's compensation is paid to Parthenon Capital Partners at Mr. Golson's direction, Mr. Golson did not receive compensation paid by the Company for his service as a director in the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)(2)	Option Awards	Total($)
Bruce E. Hansen	50,000	75,000	—	125,000
William D. Hansen	61,000	75,000	—	136,000
Todd R. Ford	61,000	75,000	—	136,000
Bradley M. Fluegel	47,000	75,000	—	122,000
Brian P. Golson	75,000	—	—	75,000

(1)
The value of this stock award is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718) for financial reporting purposes. See Note 8(b) of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of our assumptions in determining the ASC 718 values of our stock awards.

(2)
Each of our non-employee, independent directors were awarded restricted stock units valued at $75,000 on June 21, 2018 (which equated to 34,884 stock units), which will vest in full (assuming continuous service) on June 4, 2019, the date of the annual meeting of stockholders.

Corporate Governance Guidelines; Code of Business Conduct and Ethics
We have established a corporate governance program to help guide our Company and our employees, officers and directors in carrying out their responsibilities and duties, as well as to set standards for their professional conduct. Our board of directors has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our Company. In addition, all standing committees of our board of directors operate under charters that describe the responsibilities and practices of each committee. The charters of our standing committees are available on the Investor Relations page of our corporate website at investors.performantcorp.com under the Corporate Governance tab.
We have adopted a Conflict of Interest and Ethics Policy, or Ethics Policy, which provides ethical standards and corporate policies that apply to all of our officers and employees. Our Ethics Policy requires, among other things, that our officers and employees act with integrity and the highest ethical standards, comply with laws and other legal requirements, avoid conflicts of interest, and otherwise act in our best interests. We have also adopted a Code of Ethics for Senior Financial Officers and Directors that applies to senior management and directors and provides for accurate, full, fair and timely financial reporting and the reporting of information related to significant deficiencies in internal controls, fraud and legal compliance.
Composition of the Board of Directors
Our Third Amended and Restated Certificate of Incorporation provides that our board shall consist of not fewer than five and not more than fifteen directors as the board of directors may from time to time determine. Our board of directors currently consists of six directors. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can only be filled by resolution of our board of directors. Our board of directors is currently divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors are Todd R. Ford and Brian P. Golson and their terms will expire at this Annual Meeting of Stockholders;

•	Our Class II director is William D. Hansen and his term will expire at the Annual Meeting of Stockholders in 2020; and

•	Our Class III directors are Lisa C. Im, Bradley M. Fluegel and Bruce E. Hansen and their terms will expire at the Annual Meeting of Stockholders in 2021.
As a result, only one class of directors will be elected at each Annual Meeting of Stockholders, with the other classes continuing for the remainder of their respective terms.

Our board of directors has determined that Messrs. Ford, Golson, W. Hansen, B. Hansen and Fluegel are “independent directors” as defined under the rules of NASDAQ.
In July 2012, we entered into a Director Nomination Agreement with an affiliate of Parthenon Capital Partners, that provides Parthenon Capital Partners the right to designate nominees for election to our board of directors for so long as Parthenon Capital Partners owns 10% or more of the total number of shares of our Common Stock outstanding. The material provisions of the Director Nomination Agreement are described below under the heading “Directors and Officers—Director Nomination Policy”.
Our board of directors met a total of eight times in 2018. During 2018, all of our directors attended at least 75% of the meetings of our board of directors held during their tenure and 75% of the meetings, if any, of the committees of the board of directors upon which they served. Our board of directors does not have a policy requiring director attendance at annual meetings of our stockholders. None of our directors attended our 2018 Annual Meeting of Stockholders.
Leadership Structure of the Board of Directors
Our board of directors selects the Chair of the board of directors in the manner and upon the criteria that it deems best for the Company at the time of selection. The board of directors does not have a prescribed policy on whether the roles of the Chair and Chief Executive Officer should be separate or combined. The board of directors will periodically evaluate whether this leadership structure is in the best interests of the stockholders.
Lisa C. Im is our Chief Executive Officer and the Chair of the Company’s board of directors. As Chair of the board of directors, Ms. Im presides over each meeting of the board of directors, approves meeting agendas and schedules and notifies other members of the board of directors regarding any significant concerns of stockholders or interested parties of which she becomes aware. The Chair of the board of directors also presides over stockholders’ meetings. We believe that our current board leadership structure is appropriate for the Company because it allows for common, strong leadership, with one individual having primary responsibility for both board-level and operational matters.
In February 2014, our board appointed Mr. W. Hansen as the board's lead independent director with the primary responsibility to call and preside at executive sessions of our independent directors and to consult with the Chair regarding meeting agendas.
Committees of the Board of Directors
Audit committee. Our audit committee consists of Messrs. W. Hansen, B. Hansen and Ford. Mr. Ford serves as the chairperson of this committee. The audit committee met five times in 2018. Our board of directors has determined that Mr. Ford is an audit committee financial expert, as defined by the rules promulgated by the Securities and Exchange Commission, or the SEC. Our audit committee is composed entirely of independent directors.
In accordance with its charter, our audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. It engages our independent registered public accounting firm, approves the services performed by our independent registered public accounting firm and reviews their reports regarding our accounting practices. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Lastly, our audit committee reviews with management cybersecurity risks, including the results of independent third-party data security audits and management’s actions designed to mitigate potential breaches of data security.
Compensation committee. Our compensation committee consists of Messrs. Ford, W. Hansen and Fluegel. Mr. Fluegel serves as chairperson of this committee. Our compensation committee met four times in 2018. Our compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding our general compensation policies and the compensation provided to our directors and executive officers. The compensation committee also reviews and makes recommendations for approval by the independent members of our board of directors regarding bonuses for our officers and other employees. In addition, the compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding equity-based compensation for our directors and executive officers, approves equity based compensation for other employees and administers our stock option plans and employee stock purchase plan. Our compensation committee is composed entirely of independent directors.
Nominating and governance committee.  Our nominating and governance committee consists of Messrs. Ford, Fluegel and B. Hansen. Mr. B. Hansen serves as chairperson of this committee. The nominating and governance committee met four times in 2018. The nominating and governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. Our nominating and governance committee is composed entirely of independent directors.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.
Role of Our Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for oversight of our risk management process. The nominating and governance committee periodically evaluates our risk management process and system in light of the nature of the material risks we face. Our compensation committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on us. Our audit committee periodically assesses any major financial risk exposures and the steps management has taken to monitor and control such exposures. The audit committee also has the responsibility to oversee management’s assessment of major legal and regulatory risk exposures and management’s implementation of policies and procedures to address these risks. In this regard, and because we handle sensitive personal information as part of our business, the audit committee regularly reviews with management cybersecurity risks, including the results of independent third-party data security audits and management’s actions designed to mitigate potential breaches of data security.
Director Nomination Policy
Our nominating and governance committee is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our board of directors for nomination or election. Our board of directors nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.
Our board of directors strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our governance guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director.
Prior to our annual meeting of stockholders, our nominating and governance committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. Subject to the Director Nomination Agreement described below, these candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the board of directors for any particular talents and experience. If a director no longer wishes to continue in service, if the nominating and governance committee decides not to re-nominate a director, or if a vacancy is created on the board of directors because of a resignation or an increase in the size of the board of directors or other event, then the committee considers whether to recommend the nomination of a new director or to recommend a decrease in the size of the board of directors. If the decision is to nominate a new director, then the nominating and governance committee considers various candidates for membership on the board of directors, including those suggested by committee members, other members of the board of directors, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the nominating and governance committee based on the membership criteria described above and set forth in our Governance Guidelines.
We are party to a Director Nomination Agreement with Parthenon Capital Partners that provides Parthenon Capital Partners the right to designate nominees for election to our board of directors for so long as Parthenon Capital Partners owns 10% or more of the total number of shares of our common stock outstanding. The number of nominees that Parthenon Capital Partners is entitled to designate under this agreement bears the same proportion to the total number of members of our board of directors as the number of shares of our common stock beneficially owned by Parthenon Capital Partners bears to the total number of shares of our common stock outstanding, rounded up to the nearest whole number. In addition, Parthenon Capital Partners is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Parthenon Capital Partners’ beneficial ownership at such time. Parthenon Capital Partners also has the right to have its designees participate on committees of our board of directors proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement will terminate at such time as Parthenon Capital Partners owns less than 10% of our outstanding common stock.
A stockholder who wishes to recommend a prospective nominee to the board of directors for consideration by the nominating and governance committee should notify our Secretary in writing at our principal office. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information — Stockholder Proposals for the 2020 Annual Meeting” in this proxy statement.
Each notice delivered by a stockholder who wishes to recommend a nominee to the board of directors for consideration by the nominating and governance committee generally must include the following information about the proposed nominee:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation of the proposed nominee;

•	the number of shares of our capital stock beneficially owned by the proposed nominee;

•	a description of all compensation and other relationships during the past three years between the stockholder and the proposed nominee;

•	any other information relating to the proposed nominee required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, the Exchange Act; and

•	the proposed nominee’s written consent to serve as a director if elected.
The nominating and governance committee may require any proposed nominee recommended by a stockholder to furnish such other information as the nominating and governance committee may reasonably require, including, among other things, information to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person.
In addition, a stockholder may nominate an individual for election at an annual meeting, without the approval of our nominating and governance committee, by following the procedures set forth in Article 3 of our Amended and Restated Bylaws and summarized below under “General Information - Stockholder Proposals for the 2020 Annual Meeting”.
Communications with Directors
Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:
Chair of the Board
Performant Financial Corporation
333 North Canyons Parkway
Livermore, California 94551

Executive Officers
Below is additional biographical information about our executive officers, other than one executive officer that serves as a director:
Harold T. Leach, Jr. has served as our Chief Compliance Officer of the Company since April 2016. Prior to his role as Chief Compliance Officer, Mr. Leach served as Chief Operating Officer of the Company and our predecessor since May 1982. In these roles, Mr. Leach has been a key participant in the development of our recovery processes and compliance program. During his tenure, Mr. Leach has led the development of our proprietary technology platform and has served as subject matter expert on key Congressional initiatives related to improving the efficacy of government debt management. Mr. Leach also led the development and implementation of our audit and recovery technology operations.
Ian A. Johnston has served as our Vice President and Chief Accounting Officer since April 2017. Prior to appointment as Vice President and Chief Accounting Officer, Mr. Johnston served as the Company’s Corporate Controller since 2005.  Mr. Johnston has 30 years of experience in a variety of industries, including service as Vice President and Corporate Controller of InVision Technologies, Inc., a manufacturer of airport security screening devices, and Corporate Controller of CardioGenesis Corporation, a medical device company.  He received his Certified Public Accountant accreditation in California, and received a Bachelor’s Degree in Economics and an MBA from the University of California, Berkeley.
Simeon M. Kohl has served as our Vice President of Healthcare since April 2017. Prior to appointment as Vice President of Healthcare, Mr. Kohl served as the Company’s Vice President of Sales and Account Management since February 2012. Mr. Kohl has more than 20 years of executive management experience and an extensive background in Healthcare cost containment and related services. As the Company’s Vice President of Sales and Account Management, Mr. Kohl led Performant’s Commercial Healthcare growth initiatives and client facing programs. Prior to joining the Company, Mr. Kohl served as CEO for HOPS International, Inc., a leading provider of Integrity based analytic solutions for the healthcare and financial industries.  Prior to joining HOPS, Mr. Kohl held various senior sales and business development positions with Apple Computer and other privately held technology companies.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
We have a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is required to conduct a review of all relevant facts reasonably available to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
Registration Agreement
On January 8, 2004, in connection with the consummation of our acquisition by investment funds controlled by Parthenon Capital Partners and certain other stockholders, or the Acquisition, we entered into a registration agreement with Parthenon Capital Partners and certain other stockholders. This agreement was amended, effective upon the closing of our initial public offering in August 2012. The registration agreement, as amended, provides the stockholders party thereto with certain demand registration rights in respect of the shares of our common stock held by them. In addition, if we register additional shares of common stock for sale to the public, we are required to give notice of such registration to the stockholders who are party to the registration agreement of our intention to effect such a registration, and, subject to certain limitations, such holders will have piggyback registration rights providing them with the right to require us to include shares of common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the stockholders described above. The registration rights agreement includes lock up obligations that restrict the sale of securities during the initial 180 day period, or in certain circumstances 90 day period, following the effective date of any demand registration or piggyback registration effected pursuant to the terms of the registration agreement. We are also restricted from engaging in any public sale of equity securities during the initial 180 day period, or in certain circumstances 90 day period, following the effective date of any demand registration or piggyback registration effected pursuant to the terms of the registration agreement. The registration agreement includes customary indemnification provisions in favor of the stockholders who are parties thereto and any person who is or might be deemed a controlling person of the stockholders within the meaning of the Securities Act and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.
Director Nomination Agreement
In July 2012, we entered into a Director Nomination Agreement with Parthenon Capital Partners that provides Parthenon Capital Partners the right to designate nominees for election to our board of directors for so long as Parthenon Capital Partners owns 10% or more of the total number of shares of common stock outstanding. The material provisions of the Director Nomination Agreement are described above under the heading “Directors and Officers—Director Nomination Policy”.

Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Amended and Restated Bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law, subject to certain exceptions.
Credit Agreement with ECMC Group, Inc.
On August 7, 2017, we, through our wholly-owned subsidiary Performant Business Services, Inc. (the "Borrower"), entered into a credit agreement with ECMC Group, Inc. (as amended, the “Credit Agreement”). Before the amendment described below, the Credit Agreement provided for a term loan facility in the initial amount of $44 million (the “Initial Term Loan”) and for up to $15 million of additional term loans (“Additional Term Loans”; and together with the Initial Term Loan, the “Loans”) which original Additional Term Loans were initially able to be drawn until the second anniversary of the funding of the Initial Term Loans, subject to the satisfaction of customary conditions. On August 11, 2017, the Initial Term Loan was advanced (the "Closing Date") and the proceeds were applied to repay all outstanding amounts under our prior credit agreement with Madison Capital Funding LLC as administrative agent ("the Prior Credit Agreement").  On August 31, 2018, we entered into Amendment No. 2 to the Credit Agreement to among other things (i) extend the maturity date of the Initial Term Loan and any Additional Term Loans by one year to August 2021, (ii) expand the Additional Term Loans commitment from $15 million to $25 million, (iii) extend the period during which the Additional Term Loans can be borrowed by one year to August 2020, and (iv) relieve the Borrower from its obligation to comply with the financial covenants in the Credit Agreement during the six fiscal quarters following the Premiere acquisition. On October 15, 2018, and April 5, 2019 we borrowed $4 million and $5 million, respectively, of the $25 million available as Additional Term Loans under the Credit Agreement. As of April 24, 2019, $50.25 million was outstanding under the Credit Agreement. On March 21, 2019, we entered into Amendment No. 3 to the Credit Agreement to among other things relieve the Borrower from its obligation to comply with the financial covenants in the Credit Agreement until the quarter ending June 30, 2020.
We have the option to extend the maturity of the Loans for two additional one year periods, subject to the satisfaction of customary conditions. The Loans bear interest at the one-month LIBOR rate (subject to a 1% per annum floor) plus a margin which may vary from 5.5% per annum to 10.0% per annum based on our total debt to EBITDA ratio. Our annual interest rate at December 31, 2018, was 8.0%, and at December 31, 2017 was 8.6%.  We are required to pay 5% of the original principal balance of the Loans annually in quarterly installments and to make mandatory prepayments of the Loans with a percentage of our excess cash flow which may vary between 75% and 0% depending on our total debt to EBITDA ratio and from the net cash proceeds of certain asset dispositions and debt not otherwise permitted under the Credit Agreement, in each case, subject to the lender's right to decline to receive such payments. The Loans may be voluntarily prepaid at any time, together with a prepayment premium of 1% for all voluntary prepayments prior to August 11, 2019.
The Credit Agreement contains certain restrictive financial covenants which are not effective until the quarter ending June 30, 2020, at which point, we will be required to (1) achieve a minimum fixed charge coverage ratio of 1.0 to 1.0 through December 31, 2020, 1.25 to 1.0 through June 30, 2021, and 1.25 to 1.0 through June 30, 2022 if the maturity date of the Loans is extended until the fifth anniversary of the Closing Date and (2) maintain a maximum total debt to EBITDA ratio of 6.00 to 1.00. The Credit Agreement also contains covenants that restrict the Company and its subsidiaries’ ability to incur certain types or amounts of indebtedness, incur liens on certain assets, make material changes in corporate structure or the nature of its business, dispose of material assets, engage in a change in control transaction, make certain foreign investments, enter into certain restrictive agreements, or engage in certain transactions with affiliates. The Credit Agreement also contains various customary events of default, including with respect to change of control of the Company or its ownership of the Borrower.
The obligations under the Credit Agreement are secured by substantially all of our United States domestic subsidiaries’ assets and are guaranteed by the Company and its United States domestic subsidiaries, other than the Borrower.
In consideration for, and concurrently with, the extension of the Initial Term Loan in accordance with the terms of the Credit Agreement, we issued a warrant to the lender to purchase up to an aggregate of 3,863,326 shares of the Company’s common stock (representing approximately up to 7.5% of our diluted common stock as calculated using the “treasury stock” method as defined under U.S. GAAP for the fiscal quarter ended June 30, 2017, with an exercise price of $1.92 per share (the "Exercise Price")). In connection with the October 15, 2018 Additional Term Loan borrowing of $4 million, we were required to, and did, issue a warrant to the lender to purchase an aggregate of 309,066 shares of the Company's common stock at the same Exercise Price of $1.92 per share. In connection with the April 5, 2019 Additional Term Loan borrowing of $5 million, we were required to, and did, issue a warrant to the lender to purchase an aggregate of 386,333 shares of the Company's common stock at the same Exercise Price of $1.92 per share. Upon any further borrowing of the Additional Term Loans, we will be required to issue additional warrants at the same Exercise Price to purchase up to an aggregate of 77,267 additional shares of common stock (which represents approximately 0.15% of our diluted common stock calculated using the “treasury stock” method as defined under U.S. GAAP for the fiscal quarter ended June 30, 2017) for each $1.0 million of such Additional Term Loans. Similarly, upon our election to extend the maturity of the Loans for additional one year periods, we will be required to issue additional warrants at the same Exercise Price to purchase up to an aggregate of 515,110 additional shares of common stock for the first year’s extension, and to purchase up to an aggregate of 772,665 additional shares of common stock for the second year’s extension (which represent approximately 1.0% and 1.5% of our diluted common stock for the first and second years, respectively, calculated using the “treasury stock” method as defined under U.S. GAAP for the fiscal quarter ended June 30, 2017).
Acquisition of Premiere Credit of North America, LLC
On August 9, 2018, we and ECMC Holdings Corporation (“ECMC Holdings”), an affiliate of ECMC Group Inc., entered into an Agreement for Purchase of LLC Membership Interests (the “Purchase Agreement”), pursuant to which we agreed to acquire from ECMC Holdings all of the outstanding membership interests in Premiere Credit of North America, LLC (“Premiere”), a provider of asset recovery services to clients in the student loan, government, healthcare and commercial markets.  ECMC is also the lender under our existing credit agreement The closing of this transaction took place on August 31, 2018. At the closing, we and ECMC also entered into a long-term agreement for us to be ECMC’s primary student loan recovery vendor. As consideration for the purchase, at closing we issued to ECMC Holdings 1,000,000 shares of our common stock and are obligated to issue to ECMC Holdings additional shares of common stock over the five year period following the closing (not to exceed 2,591,824 shares in the aggregate) based on revenues associated with the Premiere business in each year.  We estimate that we will issue approximately an additional 1,000,000 shares over the five year period if eligible revenues in each year are at the target level.

EXECUTIVE COMPENSATION
Executive Compensation
Compensation Philosophy and Objectives
Our compensation philosophy is to align executive compensation with the interests of our stockholders and therefore to establish financial objectives that our board of directors believes are primary determinants of long-term stockholder value. The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executives who are motivated to achieve or exceed our short-term and long-term corporate goals. Our executive compensation programs are designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:

•	to reward our named executive officers for sustained financial and operating performance and leadership excellence;

•	to align their interests with those of our stockholders; and

•	to encourage our named executive officers to remain with us for the long-term.
Compensation Determination Process
All compensation decisions for our executive officers are made by the independent members of our board of directors, generally following the recommendation of our compensation committee. Typically, our Chief Executive Officer makes recommendations to our compensation committee regarding compensation for our executive officers, provided, however, that our Chief Executive Officer makes no recommendations as to her own compensation. Our compensation committee’s recommendations are based on its assessment of the performance of our Company and each individual executive officer, as well as other factors, such as prevailing industry trends. In making recommendations on salaries, annual incentives and equity compensation in 2018, our compensation committee retained the services of compensation consultant Compensia, Inc. to assist in designing our executive compensation program and in identifying market benchmarks for purposes of evaluating the reasonableness and competitiveness of such program.
Elements of Compensation
The primary components of compensation for our Chief Executive Officer and our three other executive officers in fiscal year 2018, whom we refer to as the named executive officers, were base salary, annual incentive compensation and equity-based compensation.
Base Salary
We pay our named executive officers a base salary based on the experience, skills, knowledge and responsibilities required of each officer, as well as base salaries of executive officers at companies we view as competitors. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to us.
Annual Incentive Plan
To date, our board of directors has not adopted a formal plan or set of formal guidelines with respect to annual incentive or bonus payments, and has rather relied on an annual assessment of the performance of our executives during the preceding year to make annual incentive and bonus determinations.
Long-Term Equity Compensation
We provide our named executive officers with long-term equity compensation through our Amended and Restated 2012 Stock Incentive Plan. We believe that providing our named executive officers with an equity interest brings their interests in line with those of our stockholders and that including a vesting component to those equity interests encourages named executive officers to remain with us for the long-term. Long-term incentive awards are made under our Amended and Restated 2012 Stock Incentive Plan, under which we are authorized to issue stock options, restricted stock or other equity-

based awards denominated in shares of our common stock. The plan is administered by the compensation committee, and the compensation committee recommends grants to our executive officers for approval by the independent members of our board of directors, and is authorized to make awards or delegate the authority to make awards to employees other than the executive officers. The committee also sets the standard terms for awards under the plan each year.
At her insistence and based in part upon her being one of our significant stockholders, Ms. Im did not receive any form of equity compensation during 2017 and 2018.
Other Supplemental Benefits
Our named executive officers are eligible for the following benefits on a similar basis as other eligible employees:

•	health, dental and vision insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	401(k) plan.
Summary Compensation Table
The following table presents information concerning the total compensation of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2018 and December 31, 2017:

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	All other Compensation($)		Total($)
Lisa C. Im	2018	400,005	—	—	23,843	(2)	423,848
Chief Executive Officer and Chair of the Board of Directors	2017	400,005	—	—	23,802	(3)	423,807

Harold T. Leach, Jr.	2018	242,939	—	284,814	24,067	(4)	551,820
Chief Compliance Officer	2017	242,939	—	257,000	22,830	(5)	522,769

Jeffrey R. Haughton (7)	2018	332,912	—	759,504	499	(6)	1,092,915
President and Chief Operating Officer	2017	350,124	—	596,200	547	(6)	946,871

Ian A. Johnston	2018	240,924	—	142,500	3,627	(6)	387,051
Vice President and Chief Accounting Officer	2017	235,756	—	154,200	3,520	(6)	393,476

Simeon M. Kohl	2018	250,970	—	172,500	777	(6)	424,247
Vice President of Healthcare	2017	250,970	—	192,750	741	(6)	444,461

(1)
The value of the equity awards is based on the fair value of the award as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures. Our assumptions with respect to the calculation of these values are set forth in Note 8 “Stock-based Compensation” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal years ended December 31, 2018 and 2017. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a date in the future when a stock award vests or a stock option is exercised.

(2)	Includes payments for vehicle allowance ($18,000) and life insurance benefits ($5,838).

(3)	Includes payments for vehicle allowance ($18,000) and life insurance benefits ($5,802).

(4)	Includes payments for vehicle allowance ($20,400) and life insurance benefits ($3,667).

(5)	Includes payments for vehicle allowance ($20,400) and life insurance benefits ($2,430).
(6)    Payments for life insurance benefits.
(7)    Mr. Haughton resigned as President and Chief Operating Officer effective October 5, 2018.
Outstanding Equity Awards at Fiscal Year-End
The following table presents information on all outstanding equity awards held by our named executive officers as of December 31, 2018:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#)		Option Exercise Price ($/share)	Expiration Date of Options	Number of Shares or Units of Stock that have not Vested(#)		Market Value of Shares or Units of Stock that have not Vested($)(1)
	Exercisable	Unexercisable
Lisa C. Im	200,000	—	1.18	9/15/2019	—		—
	824,687	—	10.60	8/10/2022	—		—
	60,000	—	13.55	3/7/2023	—		—
Harold T. Leach, Jr.	274,896	—	10.60	8/10/2022	60,000	(3)	135,000
	30,000	—	13.55	3/7/2023	40,000	(5)	90,000
					45,000	(4)	101,250
					45,000	(6)	101,250
					60,000	(7)	135,000
Jeffrey R. Haughton (8)	100,000	—	10.55	1/8/2019
	87,505	—	3.57	1/8/2019
	38,749	—	1.74	1/8/2019
Ian A. Johnston	54,979	—	10.60	8/10/2022	15,000	(2)	33,750
					22,500	(3)	50,625
					45,000	(4)	101,250
					47,500	(6)	106,875
Simeon M. Kohl	27,490	—	10.60	8/10/2022	22,500	(3)	50,625
	10,000	—	11.00	9/19/2023	56,250	(4)	126,563
					57,500	(6)	129,375

(1)	The market value is based on $2.25 per share market price of our common stock on December 31, 2018.

(2)
Restricted Stock Unit Award vested 25% of the covered shares on June 18, 2016, an additional 25% on June 18 2017, an additional 25% on June 18 2018, and will vest the final 25% the covered shares on the third anniversary of the initial vest date, provided that the holder remains in continuous service through each vest date.

(3)
Restricted Stock Unit Award vested 25% of the covered shares on March 7, 2017, an additional 25% on March 7, 2018, an additional 25% on March 7, 2019, and will vest 25% of the covered shares on each of the third anniversary of the initial vest date, provided that the holder remains in continuous service through each vest date.

(4)
Restricted Stock Unit Award vested 25% of the covered shares on May 11, 2018, and will vest 25% the covered shares on each of the first, second and third anniversaries of the initial vest date, provided that the holder remains in continuous service through each vest date.

(5)
Restricted Stock Unit Award was granted on April 6, 2017 and vests over a three or four year period based upon the trading price of our Common Stock during the relevant vesting period. Specifically, and subject to the vesting limitations described in the following sentence, the trading price for our shares of Common Stock will need to be sustained for 60 consecutive trading days for one of the following vesting thresholds to have been met: (1) $2.75 stock price for 60 consecutive trading days triggers 33% vesting; (2) $3.00 stock price for 60 consecutive trading days triggers 67% vesting; and (3) $3.25 stock price for 60 consecutive trading days triggers 100% vesting (the “Share Price Thresholds”). Upon each of the first, second, third and fourth year anniversaries of the grant date if the Share Price Thresholds have been achieved during the preceding year and assuming the holder's continued service (1) up to a maximum of 33% of the Restricted Stock Units will vest upon the Year 1 anniversary date; (2) up to 67% of the Restricted Stock Units will vest upon the Year 2 anniversary date; and (3) up to 100% of the Restricted Stock Units will vest upon the Year 3 or Year 4 anniversary date. Restricted Stock Units that would vest solely on the basis of the share price thresholds but exceed the maximum vesting limitations for Year 1 or Year 2, will not vest until the subsequent anniversary date or dates (e.g., if the $3.25 trading price threshold is attained within the Year 1, the Restricted Stock Units will vest 33% after Year 1, 67% after Year 2 and 100% after Year 3). Linear interpolation will be applied between milestones for determining vesting on the Year 3 and Year 4 anniversary dates.

(6)
Restricted Stock Unit Award vest 25% of the covered shares on May 10, 2019, and will vest 25% the covered shares on each of the first, second and third anniversaries of the initial vest date, provided that the holder remains in continuous service through each vest date.

(7)
Restricted Stock Unit award was granted on May 1, 2018. The number of Restricted Stock Units reported represents the maximum of 200% of the target level for this Restricted Stock Unit award. These Restricted Stock Units shall vest over a nearly four year period based upon continuing service and the trading price of our Common Stock during the relevant vesting period. Specifically, and subject to the vesting limitations described in the following sentence, the trading price for our shares of Common Stock will need to be sustained for 60 consecutive trading days for one of the following vesting thresholds to have been met: (1) $3.50 per share stock price for 60 consecutive trading days triggers 12.5% vesting; (2) $3.75 per share stock price for 60 consecutive trading days triggers 25% vesting; (3) $4.00 per share stock price for 60 consecutive trading days triggers 37.5% vesting; (4) $4.25 per share stock price for 60 consecutive trading days triggers 50% vesting; (5) $4.50 per share stock price for 60 consecutive trading days triggers 66.5% vesting; (6) $4.75 per share stock price for 60 consecutive trading days triggers 83% vesting; and (7) $5.00 per share stock price for 60 consecutive trading days triggers 100% vesting (the "Share Price Thresholds"). On March 29 in each of 2019, 2020, 2021 and 2022 (each a "vesting date"), if the Share Price Thresholds have been achieved during the preceding year and assuming the holder's continued service (1) up to a maximum of 25% of the Restricted Stock Units will vest upon the first vesting date; (2) up to a maximum of 50% of the Restricted Stock Units will vest upon the second vesting date; (3) up to a maximum of 75% of the Restricted Stock Units will vest upon the third vesting date; and (4) up to 100% of the Restricted Stock Units will vest upon the fourth vesting date. That portion of the Restricted Stock Units that would vest solely on the basis of the share price thresholds that exceeds the maximum vesting limitations for the first, second and third vesting dates will not vest until the subsequent vesting date or dates (e.g., if the $4.25 per share trading price threshold is attained prior to the first vesting date which would otherwise trigger 50% vesting, then 25% of Restricted Stock Units will vest as of the first vesting date, with the remaining 25% of the Restricted Stock Units to vest as of the second vesting date, subject to the vesting limitations as of such vesting date and continued service as of such vesting date). Linear interpolation will be applied between milestones for determining vesting on the third and fourth vesting dates.

(8)	Mr. Houghton resigned as President and Chief Operating Officer effective as of October 5, 2018.

Employment and Change in Control Agreements
The section below describes the employment agreements that we have entered into with our Chief Executive Officer and Chair of our board of directors, as well as the form of employment agreement that each of our other executive officers entered into.
Chief Executive Officer
We entered into an employment agreement with Lisa C. Im, our Chief Executive Officer and Chair of the board of directors, on April 2, 2002, and this agreement has been subsequently amended. As amended, the agreement grants Ms. Im a salary of $33,334 per month, an automobile allowance of $1,500 per month and a Company-paid life insurance policy with a $1 million death benefit. This agreement also contains confidential information and invention assignment provisions.
Other Named Executive Officers
Each of our named executive officers, other than Ms. Im, has entered into our standard employment agreement. Our standard employment agreement provides for the named executive officer’s initial salary at the time of the agreement and grants the named executive officer the right to participate in our standard benefit plans. This agreement also contains confidential information and invention assignment provisions and does not provide for severance.
Potential Payments Upon Change of Control
We have also entered into a change of control agreement with Ms. Im. This agreement, as amended, provides that upon a triggering termination which follows a change in control by no more than two years, Ms. Im is entitled to receive a payment equal to her highest annual salary in effect during any period of 12 consecutive months within the 60 months immediately preceding the date of the triggering termination plus her highest annual bonus awarded in any of the three calendar years immediately preceding the year of the triggering termination. As of December 31, 2018, the aggregate change of control payment would be equal to $648,467 for Ms. Im.
For purposes of Ms. Im’s change of control agreement:

•
A Change in control occurs (i) if any person or group becomes the beneficial owner of 50% of the Company’s voting securities, (ii) if certain changes of the individuals who constitute the board of directors occur during any period of two consecutive years, (iii) upon consummation of a reorganization, merger or consolidation unless certain conditions are met, or (iv) upon stockholder approval of a complete liquidation of the Company.

•
Triggering termination is defined as Ms. Im’s termination for any reason other than (i) her death, (ii) her disability that entitles her to receive long-term disability benefits from the Company, (iii) her retirement on or after the age of 65, (iv) her termination for cause, or (v)  her resignation of employment for good reason.

•
Cause is defined as (i) the criminal conviction for embezzlement from the Company, (ii) the violation of a felony committed in connection with employment, (iii) the willful refusal to perform the reasonable duties of her position with the Company, (iv) the willful violation of the policies of the Company which is determined in good faith by the board of directors to be materially injurious to the employees, directors, property, or financial condition of the Company, or (v) the willful violation of the provisions of a confidentiality or non-competition agreement with the Company.

•
Good reason is defined as (i) a reduction in Ms. Im’s salary that was in effect immediately prior to a change of control, (ii) the relocation of the Company’s office that would add 35 miles or more to Ms. Im’s commute, or (iii) if the Company reduces certain benefits or vacation days that Ms. Im received prior to the change of control.

Retirement Plans
Except as described below, we currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.
We do maintain a 401(k) plan that is tax-qualified for our employees, including executive officers. We do not offer employer matching or other employer contributions to the 401(k) plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 16, 2019 about the number of shares of Common Stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our current executive officers named under “Executive Compensation—Summary Compensation Table”;

•	each of our directors; and

•	all of our directors and executive officers as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Performant Financial Corporation, 333 North Canyons Parkway, Livermore, California 94551.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
The percentage of Common Stock beneficially owned is based on 53,146,350 shares issued and outstanding as of April 16, 2019. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days after April 16, 2019 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Shares Beneficially Owned
	Number (1)	Percentage
5% Stockholders:
22NW, LP (2)	3,340,859	6.3%
Parthenon DCS Holdings, LLC (3)	13,500,878	25.4%
Invesco Ltd. (4)	10,247,997	19.3%
Prescott Group Capital Management, LLC (5)	5,198,068	9.8%
ECMC Group, Inc. (6)	5,558,725	9.5%
Mill Road Capital Management, LLC (7)	3,440,023	6.5%
Philadelphia Financial Management of San Francisco, LLC (8)	2,862,081	5.4%
Executive Officers and Directors:
Lisa C. Im (9)	2,501,121	4.6%
Harold T. Leach, Jr. (10)	751,924	1.4%
Ian A. Johnston (11)	155,922	*
Simeon M. Kohl (12)	120,751	*
Bradley M. Fluegel (13)	165,653	*
Todd R. Ford (13)	162,158	*
Brian P. Golson (3)	13,500,878	25.4%
Bruce E. Hansen (14)	207,421	*
William D. Hansen (13)	152,158	*
All Executive Officers and Directors as a group (9 persons) (15)	17,717,986	32.3%

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)
Based on a Schedule 13G filed with the SEC on February 8, 2019 by 22NW, LP (“22NW”), a Delaware limited partnership, 22NW is the record owner of 3,340,859 shares of Common Stock. 22NW has sole voting and dispositive power over all shares beneficially owned by it. The principal place of business of 22NW is 1455 NW Leary Way, Suite 400, Seattle, WA 98107.

(3)
Based on a Schedule 13G/A filed with the SEC on February 12, 2016 by Parthenon DCS Holdings, LLC (“DCS Holdings”). The reported shares are owned of record by DCS Holdings. Parthenon Investors II, L.P., as the manager of DCS Holdings; PCAP Partners II, LLC, as the general partner of Parthenon Investors II, L.P.; PCAP II, LLC, as the managing member of PCAP Partners II, LLC; PCP Managers, LLC, as the managing member of PCAP II, LLC; and Mr. Golson, William Kessinger and David Ament, as managing members of PCP Managers, LLC, may be deemed to beneficially own the securities owned of record by DCS Holdings. Mr. Golson is a Managing Director of Parthenon Capital Partners, an affiliate of PCAP Partners II, LLC. Each of the foregoing persons disclaims beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The address for the foregoing persons is c/o Parthenon Capital Partners, Four Embarcadero Center, Suite 3610, San Francisco, California 94111.

(4)
Based on a Schedule 13G/A filed with the SEC on February 4, 2019 by Invesco Ltd. (“Invesco”), an investment adviser which is deemed to be the beneficial owner of 10,247,997 shares. Invesco has sole voting and dispositive power over all shares beneficially owned by it. The principal business address of Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.

(5)
Based on a Schedule 13G/A filed with the SEC on February 11, 2019 by Prescott Group Capital Management, L.L.C. (“PGC”), and certain entities affiliated or associated with Prescott, including Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”), and Phil Frohlich, the principal of Prescott, reflecting shared voting and dispositive power with respect to 5,198,068 shares of common stock of the Company purchased by the Small Cap Funds through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., (“Prescott Master Fund”), of which the Small Cap Funds are general partners. Prescott serves as the general partner of the Small Cap Funds. The principal business address of PGC is 1924 South Utica Suite 1120, Tulsa, Oklahoma, 74104-6429.

(6)
ECMC Group, Inc. (“ECMC”), a Delaware non-profit corporation, is the  record owner of 1,000,000 shares of Common Stock and warrants to purchase up to 4,558,725 additional shares of Common Stock, all of which are currently exercisable. ECMC has sole voting and dispositive power over all shares beneficially owned by it. The principal business address of ECMC is 111 South Washington Avenue, Minneapolis, Minnesota, 55401.

(7)
Based on a Schedule 13D filed with the SEC on January 29, 2018 by Thomas E. Lynch, Scott P. Scharfman, Mill Road Capital II GP LLC, a Delaware limited liability company (the “GP”), and Mill Road Capital II, L.P., a Delaware limited partnership (the “Fund”). Each of the foregoing is referred to as a “Reporting Person” and, collectively, as the “Reporting Persons.” Messrs. Lynch and Scharfman and Justin C. Jacobs are the management committee directors of the GP and, in this capacity, are referred to as the “Managers.” The GP is the sole general partner of the Fund. Each of Messrs. Lynch and Scharfman has shared authority to vote and dispose of 3,440,023 shares of common stock. The principal business address of Mill Road Capital II, L.P. is 382 Greenwich Ave, Suite One, Greenwich, Connecticut, 06830.

(8)
Based on a Schedule 13D filed with the SEC on January 24, 2018 by Philadelphia Financial Management of San Francisco, LLC (PFM), PFM reported beneficial ownership of common stock held by PFM for the account of Boathouse Row I, L.P., Boathouse Row II, L.P., Boathouse Row Offshore Ltd. and Jordan Hymowitz. Mr. Hymowitz is the managing member of PFM and its majority owner. PFM has shared voting power and shared dispositive power over 2,862,081 shares of our common stock. The principal business address of PFM is c/o Philadelphia Financial Management of San Francisco, LLC, 450 Sansome Street, Suite 1500, San Francisco, CA 94111.

(9)	Includes 1,084,687 shares subject to options exercisable within 60 days of April 16, 2019.

(10)	Includes 304,896 shares subject to options exercisable within 60 days of April 16, 2019, and 26,250 shares underlying restricted stock units (RSUs) scheduled to vest within 60 days of April 16, 2019.

(11)	Includes 54,979 shares subject to options exercisable within 60 days of April 16, 2019, and 26,875 shares underlying RSUs scheduled to vest within 60 days of April 16, 2019.

(12)	Includes 37,490 shares subject to options exercisable within 60 days of April 16, 2019, and 33,125 shares underlying RSUs scheduled to vest within 60 days of April 16, 2019.

(13)	Includes 34,884 RSUs scheduled to vest within 60 days of April 16, 2019.

(14)	Includes 50,000 shares subject to options exercisable within 60 days of April 16, 2019, and 34,884 shares underlying RSUs scheduled to vest within 60 days of April 16, 2019.

(15)
Includes 1,532,052 shares subject to options exercisable within 60 days of April 16, 2019 and 225,786 shares underlying RSUs scheduled to vest within 60 days of April 16, 2019. Also includes 13,500,878 shares held by Parthenon DCS Holdings, LLC. April 16, 2019.

AUDIT COMMITTEE REPORT
As part of fulfilling its responsibilities, the audit committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2018 with management and Baker Tilly Virchow Krause, LLP, or Baker Tilly, and discussed with Baker Tilly those matters required by PCAOB Auditing Standard 1301 as adopted by the Public Company Accounting Oversight Board. The audit committee received the written disclosures and the letter from Baker Tilly required by applicable requirements of the Public Company Accounting Oversight Board regarding Baker Tilly’s communications with the audit committee concerning independence, and has discussed with Baker Tilly its independence.
Based on these reviews and discussions with management and Baker Tilly, the audit committee recommended to the board of directors that the Company’s audited financial statements for the fiscal year ended December 31, 2018 be included in its Annual Report on Form 10-K filed with the SEC.
The Audit Committee Members

Todd R. Ford (Chair)
William D. Hansen
Bruce E. Hansen
Fees Paid to Independent Registered Public Accounting Firm
The audit committee’s policy is to evaluate and determine that the services provided by the Company’s auditors, which was KPMG LLP, or KPMG, for fiscal years prior to 2018, and Baker Tilly for fiscal year 2018, in each year are compatible with the respective auditor’s independence. The following table shows fees billed for each of 2018 and 2017 for professional services rendered by KPMG in 2017 and by Baker Tilly in 2018 for the audit of our financial statements and other services.

Year	Audit Fees(1)	Audit-Related Fees	Tax Fees	All Other Fees
2018	$686,000	$ —	$ —	$ —
2017	$1,128,753	$ —	$ —	$ —

(1)
Audit fees are fees for the audit of the Company’s annual financial statements. Audit fees also include fees for the review of financial statements included in the Company’s quarterly reports on Form 10-Q, for services that are normally provided in connection with statutory and regulatory filings or engagements, and in connection with public equity offerings and registration statements.

Audit Committee Pre-Approval Procedures
With respect to independent auditor services and fees, it is our practice to provide pre-approval of audit, audit-related, tax and other specified services on an annual basis. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, we seek specific pre-approval by the audit committee. Other specified services provided by the Company's auditors are generally reapproved only when the fees charged for the provision of such services is expected to be different than the prior year or normal fees. Proposed services anticipated to exceed pre-approved cost levels are discussed with the audit committee. It is our practice that the audit committee Chair has pre-approval authority with respect to permitted services. The Chair of the audit committee reports any pre-approval decisions to our audit committee at its next scheduled meeting.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019
Based upon its review of Baker Tilly Virchow Krause, LLP’s (“Baker Tilly”) qualifications, independence and performance, the audit committee of our board of directors has appointed Baker Tilly to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Representatives of Baker Tilly are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. However, as a matter of proper corporate governance, the audit committee is submitting its appointment of Baker Tilly as the Company’s independent registered public accounting firm for 2019 for ratification by our stockholders.
If our stockholders fail to ratify the appointment of Baker Tilly, the audit committee may reconsider whether to retain Baker Tilly, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of Baker Tilly, the audit committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of Baker Tilly as our independent registered public accounting firm for 2019.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BAKER TILLY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

GENERAL INFORMATION
Stockholder Proposals for the 2020 Annual Meeting
Stockholder proposals for inclusion in the proxy materials for the 2020 annual meeting must be received at our principal executive offices not more than 120 days, or December 27, 2019, nor less than 90 days, or January 26, 2020, prior to the first anniversary date of the mailing date of the enclosed proxy materials. These proposals must also comply with the proxy submission rules of the Securities and Exchange Commission under Rule 14a-8.
In addition, our bylaws provide stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not more than 120 days nor less than 90 days prior to the first anniversary of the date of the preceding annual meeting of stockholders. In the event the date of the 2020 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2019 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2020 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2020 annual meeting.
Annual Report and Financial Statements
A copy of our 2018 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2018, is enclosed or provided with this proxy statement and other voting materials.
Section 16(a) Beneficial Ownership Reporting Compliance
Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2018.
Stockholders Sharing the Same Last Name and Address
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary or call (925) 960-4800, and we will promptly send you what you have requested. You can also contact our Secretary at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
Copies of Corporate Governance Materials Available
Our board of directors has adopted various corporate governance guidelines setting forth our governance principals and governance practices. These documents are available for downloading or printing on our web site at www.performantcorp.com, by selecting “Investors” and then “Corporate Governance.”

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Conflict of Interest and Ethics Policy

•	Code of Ethics for Senior Financial Officers and Directors